Exhibit 99.1

Apollo Group, Inc.
4615 E. Elwood St.
Phoenix, AZ 85040
(800) 990-APOL
(480) 379-3503 fax
Internet:
www.apollogrp.edu
www.phoenix.edu
www.uopxonline.com
www.ipd.org
www.fp.edu
www.wintu.edu

Company Contact:
Kenda B. Gonzales
Chief Financial Officer
(800) 990-APOL
Email:
kenda.gonzales@apollogrp.edu

Investor Relations Contact:
Janess Pasinski
Apollo Group, Inc.
(800) 990-APOL
Email:
janess.pasinski@apollogrp.edu

Press Contact:
Ayla Dickey
Apollo Group, Inc
(480) 557-2952
Email:
ayla.dickey@apollogrp.edu

News Release

APOLLO GROUP, INC. ANNOUNCES APPOINTMENT
OF TODD NELSON TO CHAIRMAN AND
ADDITIONAL $500 MILLION FOR STOCK REPURCHASE

     Phoenix, Arizona, June 30, 2004 – Apollo Group, Inc. (Nasdaq: APOL, UOPX) today announced that President and CEO, Todd S. Nelson, has been named chairman of the board. The Board of Directors also authorized a program allocating up to $500 million in Company funds to repurchase shares of Apollo Education Group Class A common stock and University of Phoenix Online common stock.

     Mr. Nelson has served as CEO of Apollo since August 2001 and as President since February 1998. In addition to serving on Apollo’s board of directors, Mr. Nelson is a member of the University of Phoenix board of directors and has served as a key member of Apollo’s management team for over 17 years.

     Mr. Nelson assumes the chairman’s position from Dr. John G. Sperling, who has been chairman since founding Apollo Group, Inc. Dr. Sperling, who is 83 years old, has resigned as chairman in the interest of succession planning. He will continue his involvement with Apollo Group, Inc. as a director. “Todd Nelson has provided very strong leadership to Apollo Group for many years,” said Dr. Sperling. “His experience and skill in managing the company has become a great asset.”

     Apollo Group, Inc. has been providing higher education programs to working adults for over 25 years. Apollo Group, Inc., operates through its subsidiaries The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 78 campuses and 133 learning centers in 38 states, Puerto Rico and Vancouver, British Columbia. Combined degree enrollment was 239,300 students as of May 31, 2004.

     For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company web site at: www.apollogrp.edu.

     This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements.